AMENDMENT NO. 2
TO THE INVESTMENT ADVISORY AGREEMENT

This Amendment No. 2 to the Investment Advisory Agreement (this “Amendment”) is made as of February 28, 2019, by and between Two Roads Shared Trust (the “Trust”) on behalf of each series listed on Exhibit A, as it may be amended from time to time by the parties (each, a “Fund” and collectively the “Funds”), and Wealthfront Strategies LLC (the “Adviser”).

WITNESSETH:

WHEREAS, the Trust and the Adviser are parties to an Investment Advisory Agreement (the “Agreement”) dated as of January 2, 2018, as amended April 18, 2018, pursuant to which the Adviser serves as the investment adviser for the Fund; and

WHEREAS, capitalized terms used in this Amendment not defined herein shall have the respective meanings given to them in the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reflect a decrease in the advisory fee payable by the Wealthfront Risk Parity Fund to the Adviser under the Agreement; and

WHEREAS, this Amendment has been approved in the requisite manner by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties hereby agree as follows:

1.                        Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

2.                        The Agreement, except as expressly amended hereby, shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 28th day of February, 2019.

TWO ROADS SHARED TRUST,
On behalf of each of its series

By: /s/James Colantino____________
Name: James Colantino
Title: President

WEALTHFRONT STRATEGIES LLC

By: /s/Roy Adams ______________
Name: Roy Adams
Title: VP and General Counsel

Investment Advisory Agreement

EXHIBIT A
Two Roads Shared Trust
Wealthfront Strategies LLC

Fund	Investment Advisory Fee	Effective Date
Wealthfront Risk Parity Fund	0.24%	February 28, 2019